Exhibit 3.6

LIMITED LIABILITY COMPANY AGREEMENT

OF

LE GP, LLC

A Delaware limited liability company

_______________, 2006

i

ii

Section 11.5	Binding Effect	38
Section 11.6	Governing Law; Severability	38
Section 11.7	Further Assurances	38
Section 11.8	Offset	38
Section 11.9	Counterparts	39

iii

LIMITED LIABILITY COMPANY AGREEMENT

OF

LE GP, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of LE GP, LLC, a Delaware limited liability company (the “Company”), executed on                     , 2006 (the “Effective Date”), is adopted, executed and agreed to, by and among Ray C. Davis and Kelcy Warren, each of whom is an individual residing in Texas, and Natural Gas Partners VI, L.P., a Delaware limited partnership. The parties hereto shall be referenced individually as a “Member” or “Party” and collectively as “Members” or “Parties.”

RECITALS

A. The Company was originally formed as a limited liability company under the laws of the State of Texas, on and as of September 5, 2002 by the filing with the Secretary of State of the State of Texas of the Articles of Organization of the Company.

B. Effective as of September 4, 2002, the Regulations of the Company were executed (the “Original Agreement”). Effective as of October 10, 2002, the Original Agreement was amended and restated in its entirety (the “Existing Agreement”).

C. Effective as of August 23, 2005, the Company was converted from a Texas limited liability company to a Delaware limited liability company.

AGREEMENTS

For and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members hereby amend and restate the Existing Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

“Adjusted Capital Account” shall mean the Capital Account maintained for each Member as provided in Section 4.2 as of the end of each fiscal year, as: (a) increased by (i) the amount of any unpaid Capital Contributions agreed to be contributed by such Member under Article IV, if any, and (ii) an amount equal to such Member’s allocable share of Minimum Gain as computed on the last day of such fiscal year in accordance with the applicable Treasury Regulations, and as (b) reduced by the adjustments provided for in Treasury Regulation §1.704-1(b)(2)(ii)(d)(4)-(6).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Limited Liability Company Agreement of LE GP, LLC, as the same may be amended, modified, supplemented or restated from time to time.

“Applicable Law” means any Law to which a specified Person or property is subject.

“Bankruptcy” means, with respect to any Person, (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Board of Directors” or “Board” has the meaning assigned to such term in Section 6.1.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Texas shall not be regarded as a Business Day.

“Capital Contribution” has the meaning assigned to such term in Section 4.1(b).

“Carrying Value” means with respect to any asset, the value of such asset as reflected in the Capital Accounts of the Members. The Carrying Value of any asset shall be such asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Carrying Value of any asset contributed by a Member to the Company will be the fair market value of the asset on the date of the contribution;

(b) The Carrying Value of all Company assets shall be adjusted to equal their respective fair market values, as determined by the Board, upon: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for a Capital Contribution that is not de minimis; (ii) the acquisition of an interest in the Company by any new or existing Member for the provision of services; (iii) the distribution by the Company to a Member of Company property that is not de minimis as consideration for an interest in the Company; and (iv) the liquidation of the Company as provided in Section 9.2 of this Agreement;

(c) The Carrying Value of any Company asset distributed to any Member shall be adjusted to equal the fair market value of such asset on the date of distribution, as determined by the Board;

(d) The Carrying Value of an asset shall be adjusted by Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses; and

(e) The Carrying Value of Company assets shall be adjusted at such other times as required in the applicable Treasury Regulations.

“Certificate of Conversion” means the Certificate of Conversion of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Conversion may be amended, supplemented or restated from time to time.

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other contracts, agreements or commitments that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory or contractual pre-emptive rights or pre-emptive rights granted under a Person’s organizational or constitutive documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Common Unit” has the meaning assigned to such term in the ETE Agreement.

“Company” has the meaning assigned to such term in the initial paragraph.

“Company Nonrecourse Liabilities” shall mean nonrecourse liabilities (or portions thereof) of the Company for which no Member bears the economic risk of loss.

“Conflicts Committee” means a committee of the Board of Directors composed entirely of one or more directors who are not (a) security holders, officers or employees of the Company, (b) officers, directors or employees of any Affiliate of the Company or (c) holders of any ownership interest in ETE other than Common Units, and who also meet the independence standards required to serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the SEC thereunder by the National Securities Exchange on which the Common Units are listed or admitted for trading.

“Delaware General Corporation Law” has the meaning assigned to such term in Title 8 of the Delaware Code, as amended from time to time.

“Depreciation” means for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that, if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis (unless the adjusted tax basis is equal to zero, in which event Depreciation shall be determined under any reasonable method selected by the Board).

“Director” means each member of the Board of Directors elected as provided in Section 6.2.

“Dispose, Disposing or Disposition” means, with respect to any asset, any sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Law.

“Dissolution Event” has the meaning assigned to such term in Section 9.1(a).

“Effective Date” has the meaning assigned to such term in the initial paragraph.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership, limited liability company, trust or similar interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person (including any incentive distribution rights).

“ETE” means Energy Transfer Equity, L.P., a Delaware limited partnership.

“ETE Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity.

“Excluded Business Opportunity” shall mean a business opportunity other than a business opportunity: (i) that (A) has come to the attention of a Person solely in, and as a direct result of, its or his capacity as a Member, Director or principal of, or advisor to the Company or a subsidiary of the Company, or (B) was developed with the use or benefit of the personnel or assets of the Company or a subsidiary of the Company, and (ii) that has not been independently brought to the attention of the subject Person from a source that is not affiliated (other than through such subject Person) with the Company or a subsidiary of the Company.

“Existing Agreement” has the meaning assigned to such term in the Recitals.

“Governmental Authority” (or “Governmental”) means a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

“Indemnitee” means each of (a) the Company and any Person who is or was an Affiliate of the Company, (b) any Person who is or was a member, director, officer, fiduciary or trustee of the Company, (c) any Person who is or was an officer, member, partner, director, employee, agent or trustee of the Company or any Affiliate of the Company, or any Affiliate of any such Person, and (d) any Person who is or was serving at the request of the Company or any such Affiliate as a director, officer, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for- services basis, trustee, fiduciary or custodial services and (e) any Person the Company designates as an “Indemnitee” for purposes of this Agreement.

“Independent Director” has the meaning assigned to such term in Section 6.2(a).

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Member” means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

“Member Majority” means the Members holding a majority of the Membership Interests held by all Members.

“Member Nonrecourse Debt” shall mean any nonrecourse debt of the Company for which any Member bears the economic risk of loss.

“Member Nonrecourse Deductions” shall mean the amount of deductions, losses and expenses equal to the net increase during the year in Minimum Gain attributable to a Member Nonrecourse Debt, reduced (but not below zero) by proceeds of such Member Nonrecourse Debt distributed during the year to the Members who bear the economic risk of loss for such debt, as determined in accordance with applicable Treasury Regulations.

“Membership Interest” means the ownership interest of a Member in the Company, and includes any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement.

“Merger Agreement” has the meaning assigned to such term in Section 10.1.

“Minimum Gain” shall mean: (i) with respect to Company Nonrecourse Liabilities, the amount of gain that would be realized by the Company if it disposed of (in a taxable transaction) all Company properties that are subject to Company Nonrecourse Liabilities in full satisfaction of Company Nonrecourse Liabilities, computed in accordance with applicable Treasury Regulations, or (ii) with respect to each Member Nonrecourse Debt, the amount of gain that would be realized by the Company if it disposed of (in a taxable transaction) the Company property that is subject to such Member Nonrecourse Debt in full satisfaction of such Member Nonrecourse Debt, computed in accordance with applicable Treasury Regulations.

“MLP” means Energy Transfer Partners, L.P., a Delaware limited partnership.

“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Securities Exchange Act or the Nasdaq National Market or any successor thereto.

“Net Profit” or “Net Loss” shall mean, with respect to any fiscal year or other fiscal period, the net income or net loss of the Company for such period, determined in accordance with federal income tax accounting principles and Section 703(a) of the Internal Revenue Code (including any items that are separately stated for purposes of Section 702(a) of the Internal Revenue Code), with the following adjustments:

(a) any income of the Company that is exempt from federal income tax shall be included as income;

(b) any expenditures of the Company that are described in Section 705(a)(2)(B) of the Internal Revenue Code or treated as so described pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(i) shall be treated as current expenses;

(c) if Company assets are distributed to the Members in kind, such distributions shall be treated as sales of such assets for cash at their respective fair market values in determining Net Profit and Net Loss;

(d) in the event the Carrying Value of any Company asset is adjusted as provided in this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;

(e) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the property disposed of, notwithstanding that the adjusted tax basis for such property differs from its Carrying Value; and

(f) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period.

“Officers” has the meaning assigned to such term in Section 6.2(a).

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to ETE or the Company or any of its Affiliates) in a form acceptable to the Company.

“Other Enterprises” or “Other Enterprise” includes any other limited liability company, limited partnership, partnership, corporation, joint venture, trust, employee benefit plan or other entity, in which a Person is serving at the request of the Company.

“Outstanding” means, with respect to the Membership Interest, all Membership Interests that are issued by the Company and reflected as outstanding on the Company’s books and records as of the date of determination.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company.

“SEC” means the United States Securities and Exchange Commission.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Shared Services Agreement” means the Shared Services Agreement, dated as of August 26, 2005, by and among the Company and the MLP.

“Sharing Ratio” shall mean for any Member, the proportion that such Member’s Units bear to the total number of Units outstanding as of the date of such determination.

“Special Approval” means approval by a majority of the members of the Audit and Conflicts Committee.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Super-Majority Interest,” as to any agreement, election, vote or other action of the Members, shall mean those Members whose combined Sharing Ratios exceed eighty percent (80%).

“Surviving Business Entity” has the meaning assigned to such term in Section 10.2(a)(ii).

“Transfer” when used in this Agreement with respect to a Membership Interest, shall be deemed to refer to a transaction by which a Member assigns its Membership Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, or any other disposition by law or otherwise.

“Unit” means a Membership Interest of a Member in the Company representing a fractional part of the Membership Interests of all Members.

“Withdraw,” “Withdrawing” and “Withdrawal” means the withdrawal, resignation or retirement of a Member from the Company as a Member.

Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes “including” or words of like import shall be deemed to be followed by the words “without limitation;” and the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. The Company was formed as of August 23, 2005 pursuant to the Certificate of Conversion and Certificate of Formation converting LE GP, LLC, a Texas limited liability company, into LE GP, LLC, a Delaware limited liability company. The Members ratify the organization and formation of the Company and continue the Company, pursuant to the terms and conditions of this Agreement. This Agreement amends and restates in its entirety and supersedes the Existing Agreement, which shall have no further force or effect. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Act.

Section 2.2 Name. The name of the Company is “LE GP, LLC” and all Company business must be conducted in that name or such other names that comply with Law as the Board of Directors may select.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the Board of Directors, the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Suite 400, Wilmington, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at 2828 Woodside Street, Dallas, Texas 75204 or such other place as the Board of Directors may from time to time designate. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board of Directors deems necessary or appropriate.

Section 2.4 Purpose. The purposes of the Company are the transaction of any or all lawful business for which limited liability companies may be organized under the Act.

Section 2.5 Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than the State of Delaware, the Board shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Board, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Board, the Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

Section 2.6 Term. The Company shall continue until terminated in accordance with Section 9.2(c).

Section 2.7 Powers. The Company is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

Section 2.8 No State-Law Partnership; Withdrawal. It is the intent that the Company shall be a limited liability company formed under the Laws of the State of Delaware and shall not be a partnership (including a limited partnership) or joint venture, and that the Members not be a partner or joint venturer of any other party for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise. A Member does not have the right to Withdraw from the Company; provided, however, that a Member shall have the power to Withdraw at any time in violation of this Agreement. If a Member exercises such power in violation of this Agreement, (a) such Member shall be liable to the Company and its Affiliates for all monetary damages suffered by them as a result of such Withdrawal; and

(b) such Member shall not have any rights under Section 18.604 of the Act. In no event shall the Company have the right, through specific performance or otherwise, to prevent a Member from Withdrawing in violation of this Agreement.

Section 2.9 Certain Undertakings Relating to the Separateness of the MLP.

(a) Separateness Generally. The Company shall, and shall cause ETE to, conduct their respective businesses and operations separate and apart from those of any other Person, except the Company and ETE, in accordance with this Section 2.9.

(b) Separate Records. The Company shall, and shall cause ETE to, (i) maintain their respective books and records and their respective accounts separate from those of any other Person, (ii) maintain their respective financial records, which will be used by them in their ordinary course of business, showing their respective assets and liabilities separate and apart from those of any other Person, except their consolidated Subsidiaries, (iii) not have their respective assets and/or liabilities included in a consolidated financial statement of any Affiliate of the Company (other than the inclusion of the assets and/or liabilities of ETE and its Subsidiaries in the consolidated financial statements of the Company) unless appropriate notation shall be made on such Affiliate’s consolidated financial statements to indicate the separateness of the Company and ETE and their assets and liabilities from such Affiliate and the assets and liabilities of such Affiliate, and to indicate that the assets and liabilities of the Company and ETE are not available to satisfy the debts and other obligations of such Affiliate, and (iv) file their respective own tax returns separate from those of any other Person, except (A) to the extent that ETE or the Company (x) is treated as a “disregarded entity” for tax purposes or (y) is not otherwise required to file tax returns under Applicable Law or (B) as may otherwise be required by Applicable Law.

(c) Separate Assets. The Company shall not commingle or pool, and shall cause ETE not to commingle or pool, their respective funds or other assets with those of any other Person, and shall maintain their respective assets in a manner that is not costly or difficult to segregate, ascertain or otherwise identify as separate from those of any other Person.

(d) Separate Name. The Company shall, and shall cause ETE to, (i) conduct their respective businesses in their respective own names, (ii) use separate stationery, invoices, and checks, (iii) correct any known misunderstanding regarding their respective separate identities from that of any other Person, and (iv) generally hold itself out as an entity separate from any other Person.

(e) Separate Credit. The Company shall, and shall cause ETE to, (i) pay their respective obligations and liabilities from their respective own funds (whether on hand or borrowed), (ii) maintain adequate capital in light of their respective business operations, (iii) not guarantee or become obligated for the debts of any other Person, other than the Company and ETE, (iv) not hold out their respective credit as being available to satisfy the obligations or liabilities of any other Person, (v) not acquire debt obligations or debt securities of the MLP or its Affiliates (other than ETE and/or the Company), (vi) not pledge their assets for the benefit of any Person or make loans or advances to any Person, or (vii) use its commercially reasonable efforts to cause the operative documents under which ETE borrows money, is an issuer of debt securities, or guarantees any such borrowing or issuance after the Effective Date, to contain provisions to the effect that (A) the lenders or purchasers of debt securities, respectively, acknowledge that they have advanced funds or purchased debt securities, respectively, in reliance upon the separateness of the Company and ETE from each other and from any other Persons and (B) the Company and ETE have assets and liabilities that are separate from those of other Persons; provided that the Company and ETE may engage in any transaction described in clauses (v)-(vi) of this Section 2.9(e) if prior Special Approval has been obtained for such transaction and either (A) the Audit and Conflicts Committee has determined that the borrower or recipient of the credit support is not then insolvent and will not be rendered insolvent as a result of such transaction or (B) in the case of transactions described in clause (v), such transaction is completed through a public auction or a National Securities Exchange.

(f) Separate Formalities. The Company shall, and shall cause ETE to, (i) observe all limited liability company or partnership formalities and other formalities required by their respective organizational documents, the laws of the jurisdiction of their respective formation, or other laws, rules, regulations and orders of governmental authorities exercising jurisdiction over it, (ii) engage in transactions with the MLP and its Affiliates (other than the Company or ETE) in conformity with the requirements of Section 7.6 of the ETE Agreement, and (iii) subject to the terms of the Shared Services Agreement, promptly pay, from their respective own funds and on a timely basis, their respective allocable shares of general and administrative expenses, capital expenditures, and costs for shared services performed by the MLP or Affiliates of the MLP (other than the Company or ETE). Each material contract between the Company or ETE, on the one hand, and the MLP or Affiliates of the MLP (other than the Company or ETE), on the other hand, shall be subject to the requirements of Section 7.6 of the ETE Agreement, and must be (x) approved by Special Approval or (y) on terms objectively demonstrable to be no less favorable to ETE than those generally being provided to or available from unrelated third parties, and in any event must be in writing.

(g) No Effect. Failure by the Company to comply with any of the obligations set forth above shall not affect the status of the Company as a separate legal entity, with its separate assets and separate liabilities.

Section 2.10 Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property. The Company may hold its property in its own name or in the name of a nominee which may be the Board or any of its Affiliates or any trustee or agent designated by it.

ARTICLE III

MATTERS RELATING TO MEMBERS

Section 3.1 Members. The Members own Membership Interests in the Company as reflected in Exhibit A attached hereto.

Section 3.2 Creation of Additional Membership Interest. The Company may issue additional Membership Interests in the Company pursuant to this Section 3.2. The terms of admission or issuance may provide for the creation of different classes or groups of Members having different rights, powers, and duties. The creation of any new class or group of Members approved as required herein may be reflected in an amendment to this Agreement executed in accordance with Section 11.4 indicating the different rights, powers, and duties thereof. Any such admission is effective only after the new Member has executed and delivered to the Members an instrument containing the notice address of the new Member and the new Member’s ratification of this Agreement and agreement to be bound by it.

Section 3.3 Liability to Third Parties. Except as may be expressly provided in another separate, written guaranty or other agreement executed by a Member, no Member shall be liable for the Liabilities of the Company, including under a judgment, decree or order of a court. Except as otherwise provided in this Agreement, no Member has the authority or power to act for or on behalf of or bind the Company or to incur any expenditures on behalf of the Company.

Section 3.4 Meetings of the Members. Meetings of the Members will not be required to be held at any regular frequency, but, instead, will be held upon the call of any Member. All meetings of the Members will be held at the principal office of the Company or at such other place, either within or without the State of Delaware, as is designated by the Person calling the meeting and stated in the notice of the meeting or in a duly executed waiver of notice thereof. Members may participate in a meeting of the Members by means of conference telephone or video equipment or similar communications equipment whereby all participants in the meeting can hear each other, and participation in a meeting in this manner will constitute presence in person at the meeting.

Section 3.5 Quorum; Voting Requirement.

(a) The presence, in person or by proxy, of a Member Majority will constitute a quorum for the transaction of business by the Members. If less than a Member Majority is represented at a meeting, then any Member may adjourn the meeting to a specified date not longer than 90 days after such adjournment, without further notice. At such adjourned meeting at which a quorum is present or represented by proxy, any business may be transacted that might have been transacted at the meeting as originally noticed.

(b) Each Member has the right to vote in accordance with its Membership Interest. A Member Majority will constitute a valid decision of the Members, except where a larger vote is required by the Act or this Agreement.

Section 3.6 Notice of Meetings. Notice stating the place, day, hour and the purpose for which the meeting is called will be given, not less than three days nor more than 60 days before the date of the meeting, by or at the direction of the Member or Members calling the meeting, to each Member entitled to vote at such meeting. A Member’s attendance at a meeting:

(a) waives objection to lack of notice or defective notice of the meeting, unless such Member, at the beginning of the meeting, objects to holding the meeting or transacting business at the meeting; and

(b) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the notice of meeting, unless such Member objects to considering the matter when it is presented.

Section 3.7 Waiver of Notice. Whenever any notice is required to be given to any Member under the provisions of this Agreement, a waiver thereof in writing signed by such Member, whether before or after the time stated therein, will be deemed equivalent to the giving of such notice.

Section 3.8 Action Without a Meeting. Any action that is required to or may be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action so taken, are signed by a Member Majority. Such consents will have the same force and effect as a vote at a meeting duly held.

Section 3.9 Proxies. At any meeting of the Members, every Member having the right to vote thereat will be entitled to vote in person or by proxy appointed by an instrument in writing signed by such Member and bearing a date not more than three years prior to such meeting.

Section 3.10 Voting by Certain Holders. In the case of a Member that is a corporation, its Membership Interest may be voted by such officer, agent or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. In the case of a Member that is a general or limited partnership, its Membership Interest may be voted, in person or by proxy, by such Person as is designated by such Member. In the case of a Member that is another limited liability company, its Membership Interest may be voted, in person or by proxy, by such Person as is designated by the governing agreements of such other limited liability company, or, in the absence of such designation, by such Person as is designated by the limited liability company. In the case of a Member that is a trust, its Membership Interest may be voted by the trustee of such trust.

Section 3.11 Denial of Appraisal Rights . No Member will have any appraisal rights or dissenters’ rights with respect to any merger, consolidation, conversion or dissolution of the Company, any sale of assets by the Company or any amendment to this Agreement, the Members’ rights with respect to such matters being limited to those rights, if any, expressly set forth in this Agreement.

ARTICLE IV

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

Section 4.1 Capital Contributions.

(a) Each Member has made the Capital Contributions as set forth next to the Member’s name on Exhibit A.

(b) The amount of money and the fair market value (as of the date of contribution) of any property (other than money) contributed to the Company by a Member in respect of the issuance of a Membership Interest to such Member shall constitute a “Capital Contribution.” Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

Section 4.2 Capital Accounts. An individual capital account (the “Capital Account”) shall be maintained by the Company for each Member as provided below:

(a) The Capital Account of each Member shall, except as otherwise provided herein, be increased by the amount of cash and the fair market value of any property contributed to the Company by such Member (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Internal Revenue Code) and by such Member’s share of the Net Profits of the Company, and shall be decreased by such Member’s share of the Net Losses of the Company and by the amount of cash or the fair market value of any property distributed to such Member (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Internal Revenue Code).

(b) Any adjustments of basis of Company property provided for under Sections 734 and 743 of the Internal Revenue Code and comparable provisions of state law (resulting from an election under Section 754 of the Internal Revenue Code or comparable provisions of state law) shall not affect the Capital Accounts of the Members (unless otherwise required by applicable Treasury Regulations), and the Members’ Capital Accounts shall be debited or credited pursuant to the terms of this Section 4.2 as if no such election had been made.

(c) Capital Accounts shall be adjusted, in a manner consistent with this Section 4.2, to reflect any adjustments in items of Company income, gain, loss or deduction that result from amended returns filed by the Company or pursuant to an agreement by the Company with the Internal Revenue Service or a final court decision.

(d) It is the intention of the Members that the Capital Accounts of each Member be kept in the manner required under Treasury Regulation Section 1.704-1(b)(2)(iv). To the extent any additional adjustment to the Capital Accounts is required by such regulation, the Board is hereby authorized to make such adjustment after notice to the Members.

Section 4.3 Loans. If the Company does not have sufficient cash to pay its obligations, any Member that may agree to do so may, upon approval of a Super-Majority Interest, advance all or part of the needed funds for such obligation to or on behalf of the Company. An advance described in this Section 4.3 constitutes a loan from the Member to the Company, may bear interest at a rate comparable to the rate the Company could obtain from third parties, and is not a Capital Contribution.

Section 4.4 Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. No Member will be required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

Section 5.1 Allocations of Profits and Losses. The Members shall share Company Net Profits and Net Losses and all related items of income, gain, loss, deduction and credit for federal income tax purposes as follows:

(a) For any fiscal year in which the Company has Net Profits (including a Dissolution Event as provided in Article IX), such Net Profits shall be allocated among the Members in such manner as shall cause the Capital Accounts of the Members to equal, as nearly as possible, the amounts such Members would receive if all cash on hand at the end of such year were distributed to the Members under Section 5.3, and all assets on hand at the end of such year were sold for cash at the Carrying Values of such assets and such cash were distributed to the Members under Section 5.3.

(b) For any fiscal year in which the Company has Net Losses (including a Dissolution Event as provided in Article IX), such Net Losses shall be allocated among the Members in proportion to their respective Adjusted Capital Account balances as of the end of such fiscal year (before taking into account such Net Losses) until their Adjusted Capital Account balances have been reduced to zero.

(c) The Board of Directors shall make the foregoing allocations as of the last day of each fiscal year; provided, however, that if during any fiscal year of the Company there is a change in any Member’s interest in the Company, the Board of Directors shall make the foregoing allocations as of the date of each such change in a manner which takes into account the varying interests of the Members and in a manner the Board of Directors reasonably deems appropriate.

Section 5.2 Special Allocations.

(a) Notwithstanding any of the provisions of Section 5.1 or this Section 5.2 to the contrary:

(i) If, during any fiscal year of the Company, there is a net increase in Minimum Gain attributable to Member Nonrecourse Debt that gives rise to Member Nonrecourse Deductions, each Member bearing the economic risk of loss for such Member Nonrecourse Debt shall be allocated items of Company deductions and losses for such year (consisting first of cost recovery or depreciation deductions with respect to property that is subject to such Member Nonrecourse Debt and then, if necessary, a pro rata portion of the Company’s other items of deductions and losses, with any remainder being treated as an increase in Minimum Gain attributable to Member Nonrecourse Debt in the subsequent year) equal to such Member’s share of Member Nonrecourse Deductions, as determined in accordance with applicable Treasury Regulations.

(ii) If, for any fiscal year of the Company, there is a net decrease in Minimum Gain attributable to Company Nonrecourse Liabilities, each Member shall be allocated items of Company income and gain for such year (consisting first of gain recognized from the disposition of Company property subject to one or more Company Nonrecourse Liabilities and then, if necessary, a pro rata portion of the Company’s other items of income and gain, and if necessary, for subsequent years) equal to such Member’s share of such net decrease (except to the extent such Member’s share of such net decrease is caused by a change in debt structure with such Member commencing to bear the economic risk of loss as to all or part of any Company Nonrecourse Liability or by such Member contributing capital to the Company that the Company uses to repay a Company Nonrecourse Liability), as determined in accordance with applicable Treasury Regulations.

(iii) If, for any fiscal year of the Company, there is a net decrease in Minimum Gain attributable to a Member Nonrecourse Debt, each Member bearing the economic risk of loss for such Member Nonrecourse Debt shall be allocated items of Company income and gain for such year (consisting first of gain recognized from the disposition of Company property subject to Member Nonrecourse Debt, and then, if necessary, a pro rata portion of the Company’s other items of income and gain, and if necessary, for subsequent years) equal to such Member’s share of such net decrease (except to the extent such Member’s share of such net decrease is caused by a change in debt structure such that the Member Nonrecourse Debt becomes partially or wholly a Company Nonrecourse Liability or by the Company’s use of capital contributed by such Member to repay the Member Nonrecourse Debt) as determined in accordance with applicable Treasury Regulations.

(b) The Net Losses allocated pursuant to this Article shall not exceed the maximum amount of Net Losses that can be allocated to a Member without causing or increasing a deficit balance in the Member’s Adjusted Capital Account balance. All Net Losses in excess of the limitations set forth in this Section 5.2 shall be allocated to Members with positive Adjusted Capital Account balances remaining at such time in proportion to such positive balances.

(c) In the event that a Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation §1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit balance in such Member’s Adjusted Capital Account, items of Company income and gain shall be allocated to that Member in an amount and manner sufficient to eliminate the deficit balance as quickly as possible.

(d) The allocations set forth in subsections (a), (b) (last sentence), and (c) of this Section 5.2 (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations that are made be offset either with other Regulatory Allocations or with special allocations pursuant to this Section 5.2(d). Therefore, notwithstanding any other provisions of this Section 5.2 (other than the Regulatory Allocations), the Board of Directors shall make such offsetting special allocations in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Adjusted Capital Account balance is, to the extent possible, equal to the Adjusted Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 5.1 and the remaining subsections of this Section 5.2.

(e) In the case of any property the Carrying Value of which differs from its adjusted tax basis, items of income, gain, loss and deduction shall, solely for income tax purposes, be allocated as required under Section 704(c) of the Internal Revenue Code and the applicable Treasury Regulations to take account of such difference. In making such allocations, the Board of Directors shall use such method or methods of allocation as it shall determine, in its absolute discretion, to be reasonable and in accord with applicable Treasury Regulations.

(f) In the event Units are issued to a Person and the issuance of such Units results in items of income or deduction to the Company, such items of income or deduction shall be allocated to the Members in proportion to the positive balances in their Capital Accounts immediately before the issuance of such Units.

Section 5.3 Distributions.

(a) The Board of Directors may cause the Company to distribute funds of the Company which the Board of Directors reasonably determines are not needed for the payment of existing or foreseeable Company obligations and expenditures to the Members at such times and in such amounts as the Board, in its sole discretion, determines to be appropriate. All such distributions made pursuant to this Section 5.3(a) shall be made to the Members in accordance with their respective Sharing Ratios.

(b) In addition to distributions made to the Members pursuant to Section 5.3(a), the Company shall make quarterly tax distributions sufficient and in time for members to make quarterly estimated federal tax payments quarterly tax distributions, subject to availability of sufficient cash, utilizing to the maximum extent possible funds available to be drawn under credit facilities of the Company and its Affiliates, and subject to the terms and restrictions imposed by such credit facilities.

ARTICLE VI

MANAGEMENT

Section 6.1 Management.

(a) Generally.

(i) Subject to the provisions of Section 6.1(a)(iii) and Section 6.1(a)(iv), all management powers over the business and affairs of the Company shall be exclusively vested in a Board of Directors (“Board of Directors” or “Board”) and, subject to the direction of the Board of Directors, the Officers. The Directors shall be elected or appointed by the Members, and any Director may be removed or replaced by the Members at any time, in each case acting with the approval of a Member Majority. The Officers and Directors shall each constitute a “manager” of the Company within the meaning of the Act. Except as otherwise specifically provided in this Agreement, no Member, by virtue of having the status of a Member, shall have or attempt to exercise or assert any management power over the business and affairs of the Company or shall have or attempt to exercise or assert actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board of Directors on the one hand and of the Officers on the other shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the Delaware General Corporation Law. Except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board of Directors, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company.

(ii) In addition to the powers that now or hereafter can be granted to managers under the Act and to all other powers granted under any other provision of this Agreement, except as otherwise provided in this Agreement, the Board of Directors and the Officers shall have full power and authority to do all things as are not restricted by this Agreement, the ETE Agreement, the Act or Applicable Law, on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company.

(iii) Notwithstanding anything herein to the contrary, without obtaining approval of a Super-Majority Interest, the Company shall not, and shall not take any action to cause ETE to, (1) make or consent to a general assignment for the benefit of its respective creditors; (2) file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the Company or ETE, as applicable, or otherwise seek, with respect to the Company or ETE, relief from debts or protection from creditors generally; (3) file or consent to the filing of a petition or answer seeking for the Company or ETE, as applicable, a liquidation, dissolution, arrangement, or similar relief under any law; (4) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Company or ETE, as applicable, in a proceeding of the type described in any of clauses (1) – (3) of this Section 6.1(a)(iii); (5) seek, consent to or acquiesce in the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for the Company or ETE, as applicable, or for all or any substantial portion of either entity’s properties; (6) sell all or substantially all of the assets of the Company or ETE; (7) dissolve or liquidate, except in the case of ETE, in accordance with Article VIII of the ETE Agreement; (8) merge or consolidate; (9) amend the ETE Agreement; or (10) make a material change in the amount of the quarterly distributions made on the Common Units or the payment of any material extraordinary distribution on the Common Units.

(iv) Notwithstanding anything herein to the contrary, the Members of the Company shall have exclusive authority over the business and affairs of the Company that do not relate to management and control of ETE. The type of matter referred to in the prior sentence where the Members of the Company shall have exclusive authority shall include, but not be limited to, (i) the amount and timing of distributions paid by the Company, (ii) the issuance or repurchase of any equity interests in the Company, (iii) the prosecution, settlement or management of any claim made directly against the Company, (iv) whether to sell, convey, transfer or pledge any asset of the Company, (v) whether to amend, modify or waive any rights relating to the assets of the Company, and (vi) whether to enter into any agreement to incur an obligation of the Company other than an agreement entered into for and on behalf of ETE for which the Company is liable exclusively by virtue of the Company’s capacity as general partner of ETE or of any of its affiliates. Further, the Members of the Company shall have exclusive authority to cause the Company to exercise the rights of the Company as general partner of ETE (or those exercisable after the Company ceases to be the general partner of ETE) pursuant to the following provisions of the ETE Agreement:

(A) Section 2.4 (“Purpose and Business”), with respect to decisions to propose or approve the conduct by ETE of any business.

(B) Sections 4.6(a) and (b) (“Transfer of the General Partner Interest”) solely with respect to the decision by the Company to transfer its general partner interest in ETE;

(C) Section 5.2 (“Continuation of General Partner and Limited Partner Interests; Initial Offering; Contributions by the General Partner and its Affiliates”), solely with respect to the decision to make additional Capital Contributions to ETE;

(D) Section 5.9 (“Limited Preemptive Right”);

(E) Section 7.5(d) (relating to the right of the Company and its Affiliates to purchase Units or other Partnership Securities and exercise rights related thereto) and Section 7.11 (“Purchase and Sale of Partnership Securities”), solely with respect to decisions by the Company or its Affiliates to purchase or otherwise acquire and sell Partnership Securities for their own account;

(F) Section 7.6(a) (“Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner”), solely with respect to the decision by the Company to lend funds to a Group Member, subject to the provisions of Section 7.9 of the ETE Agreement;

(G) Section 7.7 (“Indemnification”), solely with respect to any decision by the Company to exercise its rights as an “Indemnitee”;

(H) Section 7.12 (“Registration Rights of the General Partner and its Affiliates”), solely with respect to any decision to exercise registration rights and to take actions in connection therewith;

(I) Section 11.1 (“Withdrawal of the General Partner”), solely with respect to the decision by Company to withdraw as general partner of ETE and to giving notices required thereunder;

(J) Section 11.3(a) and (b) (“Interest of Departing General Partner and Successor General Partner”); and

(K) Section 15.1 (“Right to Acquire Limited Partner Interests”).

(v) Without the approval of the Conflicts Committee of the Board of Directors of the Company, the Company shall not take any action that would result in the Company engaging in any business or activity or incurring any debts or liabilities except in connection with or incidental to (A) its performance as general partner of ETE or (B) the acquiring, owning or disposing of debt of equity securities of ETE.

Section 6.2 Board of Directors.

(a) Generally. The Board of Directors shall consist of not less than five nor more than twelve natural persons. The members of the Board of Directors shall be appointed by the Members, provided that at least three of such Directors shall meet the independence, qualification and experience requirements of the New York Stock Exchange and Section 10A(m)(3) of the Securities Exchange Act of 1934 (or any successor Law), the rules and regulations of the SEC, other Applicable Law and the charter of the Audit and Conflicts Committee (each, an “Independent Director”); provided, however, that if at any time at least three of the Directors are not Independent Directors, the Board of Directors shall still have all powers and authority granted to it hereunder, but the Board of Directors and the Members shall endeavor to elect additional Independent Directors to come into compliance with this Section 6.2(a).

(b) Term; Resignation; Vacancies; Removal. Each Director shall hold office until his successor is appointed and qualified or until his earlier resignation or removal. Any Director may resign at any time upon written notice to the Board, to the President or to any other Officer. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Vacancies and newly created directorships resulting from any increase in the authorized number of Directors or from any other cause shall be filled by the Members. Any Director may be removed, with or without cause, by the Members at any time, and the vacancy in the Board caused by any such removal shall be filled by the Members.

(c) Voting; Quorum; Required Vote for Action. Unless otherwise required by the Act, other Law or the provisions hereof,

(i) each member of the Board of Directors shall have one vote;

(ii) except for matters requiring Special Approval, the presence at a meeting of a majority of the members of the Board of Directors shall constitute a quorum at any such meeting for the transaction of business; and

(iii) except for matters requiring Special Approval, the act of a majority of the members of the Board of Directors present at a meeting duly called in accordance with Section 6.2(d) at which a quorum is present shall be deemed to constitute the act of the Board of Directors.

(d) Meetings. Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors. Special meetings of the Board of Directors or meetings of any committee thereof may be called by written request authorized by any member of the Board of Directors or a committee thereof on at least 48 hours prior written notice to the other members of such Board or committee. Any such notice, or waiver thereof, need not state the purpose of such meeting, except as may otherwise be required by law. Attendance of a Director at a meeting (including pursuant to the last sentence of this Section 6.2(d)) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Subject to Article 11, any action required or permitted to be taken at a meeting of the Board of Directors or any committee thereof may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, are signed by at least as many members of the Board of Directors or committee thereof as would have been required to take such action at a meeting of the Board of Directors or such committee. Members of the Board of Directors or any committee thereof may participate in and hold a meeting by means of conference telephone, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting.

(e) Committees.

(i) Subject to compliance with this Article 6, committees of the Board of Directors shall have and may exercise such of the powers and authority of the Board of Directors with respect to the management of the business and affairs of the Company as may be provided in a resolution of the Board of Directors. Any committee designated pursuant to this Section 6.2(e) shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board of Directors when requested, and, subject to Section 6.2(d), shall fix its own rules or procedures and shall meet at such times and at such place or places as may be provided by such rules or by resolution of such committee or resolution of the Board of Directors. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution (except for obtaining Special Approval at meetings of the Audit and Conflicts Committee, which requires the affirmative vote of a majority of the members of such committee). The Board of Directors may designate one or more Directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of such committee; provided, however, that any such designated alternate of the Audit and Conflicts Committee must meet the standards for an Independent Director. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member; provided, however, that any such replacement member of the Audit and Conflicts Committee must meet the standards for an Independent Director.

(ii) In addition to any other committees established by the Board of Directors pursuant to Section 6.2(e)(i), the Board of Directors shall maintain an “Audit and Conflicts Committee,” which shall be composed of at least three Independent Directors. The Audit and Conflicts Committee shall be responsible for (A) approving or disapproving, as the case may be, any matters regarding the business and affairs of the Company and ETE required to be considered by, or submitted to, such Audit and Conflicts Committee pursuant to the terms of the ETE Agreement, (B) assisting the Board in monitoring (1) the integrity of ETE’s and the Company’s financial statements, (2) the qualifications and independence of ETE’s and the Company’s independent accountants, (3) the performance of ETE’s and the Company’s internal audit function and independent accountants, and (4) ETE’s and the Company’s compliance with legal and regulatory requirements, (C) preparing the report required by the rules of the SEC to be included in ETE’s annual report on Form 10-K, (D) approving any material amendments to the Shared Services Agreement, (E) approving or disapproving, as the case may be, the entering into of any material transaction with a Member or any Affiliate of a Member, other than transactions in the ordinary course of business to the extent that the Board of Directors requests the Audit and Conflicts Committee to make such determination, (F) approving any of the actions described in Section 6.1(a) – (g) and Section (c)(v) to be taken on behalf of the Company or ETE, (G) amending (1) Section 2.9, (2) the definition of “Independent Director” in Section 6.2(a), (3) the requirement that at least three of the directors be Independent Directors, (4) Sections 6.1(a) – (g) or 6.2 (c)(v) or (5) this Section 6.2(e)(ii), and (H) performing such other functions as the Board may assign from time to time, or as may be specified in a written charter of the Audit and Conflicts Committee. In acting or otherwise voting on the matters referred to in this Section 6.2(e)(ii), to the fullest extent permitted by law, including Section 18-1101(c) of the Act and Section 17-1101(c) of the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, the Directors constituting the Audit and Conflicts Committee shall consider only the interest of the Company or ETE, as applicable, including their respective creditors.

(iii) In addition to any other committees established by the Board of Directors pursuant to Section 6.2(e)(i), the Board of Directors shall maintain an “Compensation Committee,” which shall be composed of at least two Independent Directors. The Compensation Committee shall be responsible for setting the compensation for officers of the Company as well as administering any incentive plans adopted by the Company. The Compensation Committee shall perform such other functions as the Board may assign from time to time or as may be specified in a written charter for the Compensation Committee adopted by the Board.

Section 6.3 Officers.

(a) Generally. The Board may appoint agents of the Company, which agents shall be referred to as “Officers” of the Company, having the titles, power, authority and duties described in this Section 6.3 or as otherwise granted by the Board. Subject to the foregoing, the Officers shall have the full authority to and shall manage, control and oversee the day-to-day business and affairs of the Company and shall perform all other acts as are customary or incident to the management of such business and affairs, which will include the general and administrative affairs of the Company and the operation and maintenance of the Company Assets, all in accordance with the provisions of Section 6.3.

(b) Titles and Number. The Officers may include a Chairman, a Chief Executive Officer (or Co-Chief Executive Officers), a President, one or more Vice Presidents, a Secretary, a Treasurer, and one or more Assistant Secretaries and Assistant Treasurers, and any other officer position or title as the Board may approve. Any person may hold two or more offices.

(c) Appointment and Term of Office. The Officers may be appointed by the Board at such times and for such terms as the Board shall determine. Any Officer may be removed, with or without cause, only by the Board. Vacancies in any office may be filled only by the Board.

(d) Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Directors and of the unitholders of ETE; and he shall have such other powers and duties as from time to time may be assigned to him by the Board of Directors. There may be more than one person holding the office of Chairman, in which case they shall act as Co-Chairmen and shall share the duties of such office.

(e) Chief Executive Officer. In accordance with and subject to the limitations imposed by this Agreement or any direction of the Board, the Chief Executive Officer (or Co-Chief Executive Officers), as such, shall (i) supervise generally the other Officers, (ii) be responsible for the management and day-to-day business and affairs of the Company, its other Officers, employees and agents and shall supervise generally the affairs of the Company, (iii) have full authority to execute all documents and take all actions that the Company may legally take and (iv) have the power and authority to delegate the Chief Executive Officer’s powers and authority to any proper Officer.

(f) President. Subject to the limitations imposed by this Agreement, any employment agreement, any employee plan or any determination of the Board of Directors, the President, subject to the direction of the Board of Directors, shall be the chief executive officer of the Company in the absence of a Chief Executive Officer and shall be responsible for the management and direction of the day-to-day business and affairs of the Company, its other Officers, employees and agents, shall supervise generally the affairs of the Company and shall have full authority to execute all documents and take all actions that the Company may legally take. In the absence of the Chairman of the Board or a Chief Executive Officer, the President shall preside at all meetings of the unitholders of ETE and (should he be a director) of the Board of Directors. The President shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Board of Directors, including any duties and powers stated in any employment agreement approved by the Board of Directors.

(g) Vice Presidents. In the absence of the President, each Vice President appointed by the Board shall have all of the powers and duties conferred upon the President, including the same power as the President to execute documents on behalf of the Company. Each such Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Board. Vice Presidents may be designated Executive Vice Presidents, Senior Vice Presidents, or any other title determined by the Board.

(h) Secretary and Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Board of Directors, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Board of Directors or the President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.

(i) Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of account of the Company and ETE. He shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Board of Directors or the appropriate Officer of the Company may from time to time determine. He shall receive and deposit all moneys and other valuables belonging to ETE in the name and to the credit of ETE and shall disburse the same and only in such manner as the Board of Directors or the President may require. He shall render to the Board of Directors and the President, whenever any of them request it, an account of all his transactions as President and of the financial condition of the Company, and shall perform such further duties as the Board of Directors or the President may require. The Chief Financial Officer shall have the same power as the President to execute documents on behalf of the Company.

(j) Treasurer and Assistant Treasurers. The Treasurer shall have such duties as may be specified by the Chief Financial Officer in the performance of his duties. The Assistant Treasurers shall exercise the power of the Treasurer during that Officer’s absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, the Senior Vice President, or such other Officer as the Board of Directors shall select, shall have the powers and duties conferred upon the Treasurer.

(k) Powers of Attorney. The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other persons.

(l) Delegation of Authority. Unless otherwise provided by resolution of the Board of Directors, no Officer shall have the power or authority to delegate to any person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.

(m) Officers. The Board of Directors shall appoint Officers of the Company to serve from the date hereof until the death, resignation or removal by the Board of Directors with or without cause of such officer.

Section 6.4 Duties of Officers and Directors. Except as otherwise specifically provided in this Agreement, the duties and obligations owed to the Company and to the Board of Directors by the Officers of the Company and by members of the Board of Directors of the Company shall be the same as the respective duties and obligations owed to a corporation organized under the Delaware General Corporation Law by its officers and directors, respectively.

Section 6.5 Compensation. The members of the Board of Directors who are neither Officers nor employees of the Company shall be entitled to compensation as directors and committee members as approved by the Board and shall be reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors or committees thereof.

Section 6.6 Indemnification.

(a) To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, each Indemnitee shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as an Indemnitee; provided, however that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 6.6, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 6.6 shall be available to the Members or their Affiliates (other than the MLP and any Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 6.6 shall be made only out of assets of the Company, it being agreed that a Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) (i) To the fullest extent permitted by law, expenses (including reasonable legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.6(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.6.

(ii) The Company shall, to the fullest extent permitted under the Act, pay or reimburse expenses incurred by an Indemnitee in connection with the Indemnitee’s appearance as a witness or other participation in a proceeding involving or affecting the Company at a time when the Indemnitee is not a named defendant or respondent in the proceeding.

(c) The indemnification provided by this Section 6.6 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain insurance, on behalf of the members of the Board of Directors, the Officers and such other persons as the Board of Directors shall determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 6.6, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of such Indemnitee’s duties to the Company also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to Applicable Law shall constitute “fines” within the meaning of Section 6.6(a); and action taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of such Indemnitee’s duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.

(f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(g) The provisions of this Section 6.6 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(h) No amendment, modification or repeal of this Section or any provision hereof shall in any manner terminate, reduce or impair either the right of any past, present or future Indemnitee to be indemnified by the Company or the obligation of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.6 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

(i) Any act or omission performed or omitted by an Indemnitee on advice of legal counsel or an independent consultant who has been employed or retained by the Company shall be presumed to have been performed or omitted in good faith without gross negligence or willful misconduct.

(j) THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 6.6 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

Section 6.7 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Person for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) Subject to its obligations and duties as set forth in this Article 6, the Board of Directors and any committee thereof may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company’s Officers or agents, and neither the Board of Directors nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such Officer or agent appointed by the Board of Directors or any committee thereof in good faith.

(c) Any amendment, modification or repeal of this Section 6.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability under this Section 6.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may be asserted.

Section 6.8 Amendment and Vesting of Rights. The rights granted or created hereby will be vested in each Person entitled to indemnification hereunder as a bargained-for, contractual condition of such Person’s being or serving or having served as a Director, officer or representative of the Company or serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and, while this Article VI may be amended or repealed, no such amendment or repeal will release, terminate or adversely affect the rights of such Person under this Article VI with respect to any (a) act taken or the failure to take any act by such Person prior to such amendment or repeal or (b) action, suit or proceeding concerning such act or failure to act filed after such amendment or repeal.

Section 6.9 Severability. If any provision of this Article VI or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this Article VI and the application of such provision to other Persons or circumstances will not be affected thereby and, to the fullest extent possible, the court finding such provision invalid, illegal or unenforceable must modify and construe the provision so as to render it valid and enforceable as against all Persons and to give the maximum possible protection to Persons subject to indemnification hereby within the bounds of validity, legality and enforceability. Without limiting the generality of the foregoing, if any Member, Director, officer or representative of the Company or any Person who is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, is entitled under any provision of this Article VI to indemnification by the Company for some or a portion of the judgments, amounts paid in settlement, attorneys’ fees, penalties, ERISA excise taxes, fines or other expenses actually and reasonably incurred by any such Person in connection with any threatened, pending or completed action, suit or proceeding (including the investigation, defense, settlement or appeal of such action, suit or proceeding), whether civil, criminal, administrative, investigative or appellate, but not, however, for all of the total amount thereof, the Company will nevertheless indemnify such Person for the portion thereof to which such Person is entitled.

Section 6.10 Contracts with Members or their Affiliates.

(a) All contracts or transactions not involving ETE that are between the Company and its Members, Directors or officers or between the Company and another Person in which a Member, Director or officer has a financial interest or with which a Member, Director or officer is affiliated are permissible if such contract or transaction, and such Member’s, Director’s or officer’s interest therein, are fully disclosed to the Members and approved by the Members.

(b) All contracts or transactions involving ETE and the Members, Directors or officers of the Company in which a Member, Director or officer has a financial interest that is not proportionate to such Member’s ownership interest in ETE or with which a Member, Director or officer is affiliated are permissible if such contract or transaction, and such Member’s, Director’s or officer’s interest therein, are fully disclosed to and approved by a conflicts committee of the Board of Directors.

Section 6.11 Other Business Ventures. Any Member may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not similar or identical to the business of the Company or ETE, and neither the Company nor any Member will have any right by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom. The Members and their representatives are not required to devote all of their time or business efforts to the affairs of the Company, but will devote so much of their time and attention to the Company as is reasonably necessary and advisable to manage the affairs of the Company to the best advantage of the Company. The foregoing will not supersede any employment, confidentiality, noncompetition or other specific agreement that may exist between the Company (or an affiliate of the Company) and any Member (or an affiliate of any Member).

Section 6.12 Acknowledged and Permitted NGP Activities. The Company and the Members recognize that: (i) NGP and its Affiliates own and will in the future acquire substantial equity interests in other companies that participate in the energy industry (“NGP Portfolio Companies”), (ii) NGP will enter into advisory service agreements with those NGP Portfolio Companies, and representatives of NGP who serve as Director of the Company and provide services to the Company and ETE, also serve in similar capacities and provide similar services to other NGP Portfolio Companies, (iii) that at any given time, other NGP Portfolio Companies may be in direct or indirect competition with the Company and ETE, and/or their subsidiaries; and (iv) Davis and Warren own and will own equity interests in companies or properties which participate in the energy industry that are Affiliated with ETE but in which the partners of ETE do not own an interest. The Company and the Members acknowledge and agree that: (i) NGP and its Affiliates: (A) shall not be prohibited or otherwise restricted by their relationship with the Company and its subsidiaries from engaging in the business of investing in NGP Portfolio Companies, entering into agreements to provide services to such companies or acting as managers, directors or advisors to, or other principals of, such NGP Portfolio Companies, regardless of whether such activities are in direct or indirect competition with the business or activities of the Company or its subsidiaries, and (B) shall not have any obligation to offer the Company or its subsidiaries any Excluded Business Opportunity, (ii) the Company and the Members hereby renounce any interest or expectancy in any Excluded Business Opportunity pursued by NGP and/or its Affiliates, NGP representatives or another NGP Portfolio Company and waive any claim that any such business opportunity constitutes a business opportunity of the Company or any of its subsidiaries; and (iii) Davis and Warren shall similarly not be prohibited or otherwise restricted from engaging in other endeavors in the energy industry that are otherwise permitted under the terms of the Confidentiality and Non-Compete Agreements entered into as of the date hereof.

Section 6.13 Resolution of Conflicts of Interest; Standard of Conduct and Modification of Duties.

(a) Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between the Members or any of their Affiliates (other than the MLP or any Group Member), on the one hand, and ETE or any Group Member, on the other hand, any resolution or course of action by the Board of Directors in respect of such conflict of interest shall be permitted and deemed approved by all Members, and shall not constitute a breach of this Agreement or of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Common Units excluding Common Units owned by the Members and their Affiliates, (iii) on terms no less favorable to ETE or a Group Member, as the case may be, than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to ETE or Group Member, as the case may be, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to ETE or Group Member, as the case may be). The Board of Directors shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the Board of Directors may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is not sought and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Member or by or on behalf of such Member or ETE or Group Member, as the case may be, challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption.

(b) Whenever the Company makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of ETE as opposed to in its individual capacity, whether under this Agreement, or any other agreement contemplated hereby or otherwise, then unless another express standard is provided for in this Agreement, the Company, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of any action taken or delivered to be taken by the Company in its capacity as the general partner of ETE, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of ETE.

(c) Whenever the Company (including the Board of Directors or any committee thereof acting on behalf of the Company) makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as a general partner of ETE, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the Company (including the Board of Directors or any committee thereof acting on behalf of the Company), or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to ETE or any partner thereof, and the Company (including the Board of Directors or any committee thereof acting on behalf of the Company), or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation. By way of illustration and not of limitation, whenever the phrase, “at the option of the Company,” or some variation of that phrase, is used in this Agreement, it indicates that the Company is acting in its individual capacity. For the avoidance of doubt, whenever the Company votes or transfers its Common Units, or refrains from voting or transferring its Common Units, it shall be acting in its individual capacity.

(d) Notwithstanding anything to the contrary in this Agreement, none of the Company, nor the Board or any committee thereof and the Affiliates of the Company shall have any duty or obligation, express or implied, to (i) sell or otherwise Dispose of any asset of ETE or any Group Member or (ii) permit ETE or any Group Member to use any facilities or assets of the Company and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the Company or any of its Affiliates to enter into such contracts shall be at its option.

(e) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be “fair and reasonable” to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

ARTICLE VII

TAX MATTERS

Section 7.1 Tax Returns.

(a) The Board of Directors shall cause to be prepared and timely filed (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company, including making all elections on such tax returns. The Company shall bear the costs of the preparation and filing of its returns.

(b) Not less than 60 days prior to the date (as extended) on which the Company intends to file its federal income tax return or any state income tax return but in any event no earlier than March 1 of each year, the return proposed to be filed by the Company shall be furnished to the Members for review.

(c) The Board of Directors shall cause to be prepared and timely filed (for the Company, and on behalf of ETE) all federal, state and local tax returns required to be filed by the

Company or ETE. The Company shall deliver a copy of each such tax return to the Members within ten days following the date on which any such tax return is filed, together with such additional information as may be required by the Members.

Section 7.2 Tax Matters Member. Ray C. Davis shall be designated the tax matters member under Section 6231 of the Internal Revenue Code. Ray C. Davis is authorized to take such actions and to execute and file all statements and forms on behalf of the Company which may be permitted or required by the applicable provisions of the Internal Revenue Code or Treasury Regulations issued thereunder. Ray C. Davis shall have full and exclusive power and authority on behalf of the Company to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Ray C. Davis shall keep the Members informed as to the status of any audit of the Company’s tax affairs, and shall take such action as may be necessary to cause any Member so requesting to become a “notice partner” within the meaning of Section 6223 of the Internal Revenue Code. Without first obtaining the approval of a Super-Majority Interest of the Members, Ray C. Davis shall not, with respect to Company tax matters: (i) enter into a settlement agreement with respect to any tax matter which purports to bind Members other than Ray C. Davis, (ii) intervene in any action pursuant to Internal Revenue Code Section 6226(b)(5), (iii) enter into an agreement extending the statute of limitations, or (iv) file a petition pursuant to Internal Revenue Code Section 6226(a) or 6228. If an audit of any of the Company’s tax returns shall occur, Ray C. Davis shall not settle or otherwise compromise assertions of the auditing agent which may be adverse to any Member as compared to the position taken on the Company’s tax returns without the prior written consent of each such affected Member.

ARTICLE VIII

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

Section 8.1 Maintenance of Books. The Board of Directors shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board of Directors complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board of Directors and any other books and records that are required to be maintained by Applicable Law.

Section 8.2 Reports. The Board of Directors shall cause to be prepared and delivered to each Member such reports, forecasts, studies, budgets and other information as the Members may reasonably request from time to time.

Section 8.3 Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board of Directors. All withdrawals from any such depository shall be made only as authorized by the Board of Directors and shall be made only by check, wire transfer, debit memorandum or other written instruction.

Section 8.4 Fiscal Year. The Fiscal Year of the Company will end on August 31 of each year unless a different year is adopted by the Members.

ARTICLE IX

DISSOLUTION, WINDING-UP AND TERMINATION

Section 9.1 Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(i) the unanimous consent of the Board of Directors;

(ii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act;

(iii) at any time there are no Members of the Company, unless the Company is continued in accordance with the Act or this Agreement.

(b) No other event shall cause a dissolution of the Company.

(c) Upon the occurrence of any event that causes there to be no Members of the Company, to the fullest extent permitted by law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.

(d) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

Section 9.2 Winding-Up and Termination.

(a) On the occurrence of a Dissolution Event, the Board of Directors shall select one or more Persons to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board of Directors. The steps to be accomplished by the liquidator are as follows:

(i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii) the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine);

(iii) the liquidator may sell any or all Company property, including to Members; and

(iv) all remaining assets of the Company (including cash) shall be distributed to the Members in accordance with Section 5.3.

(b) If the foregoing distributions to the Members do not equal the Members’ respective positive Capital Account balances as determined after giving effect to the foregoing adjustments and to all adjustments attributable to allocations of Net Profits or Net Losses realized by the Company during the taxable year in question and all adjustments attributable to contributions and distributions of money and property effected prior to such distribution, then, the allocations of Net Profits and Net Losses (or any items thereof) provided for in this Agreement shall be adjusted, to the least extent necessary, to produce a Capital Account balance for each Member which corresponds to the amount of the distribution to such Member.

(c) The distribution of cash or property to a Member in accordance with the provisions of this Section 9.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its share of all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. No Member shall be required to make any Capital Contribution to the Company to enable the Company to make the distributions described in this Section 9.2. Notwithstanding any provision in this Agreement to the contrary, no Member shall be obligated to restore a deficit balance in its Capital Account at any time.

(d) On completion of such final distribution, the liquidator shall file a Certificate of Cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE X

MERGER, CONSOLIDATION OR CONVERSION

Section 10.1 Authority. Subject to Section 6.1, the Company may merge, consolidate with or convert to one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article X.

Section 10.2 Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Company pursuant to this Article X requires the prior consent of the Board of Directors. Upon such approval, the Merger Agreement shall set forth:

(i) The names and jurisdictions of formation or organization of each of the business entities proposing to merge, consolidate or convert;

(ii) The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (“Surviving Business Entity”);

(iii) The terms and conditions of the proposed merger or consolidation;

(iv) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partnership or limited liability company interests, rights, securities or obligations of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of any general or limited partnership, limited liability company, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such interests, rights, securities or obligations of the constituent business entity are to receive in exchange for, or upon conversion of, their interests, rights, securities or obligations and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, limited liability company, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or limited liability company or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) The effective time of the merger or consolidation, which may be the date of the filing of the certificate of merger pursuant to Section 10.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger or consolidation is to be later than the date of the filing of the certificate of merger or consolidation, the effective time shall be fixed no later than the time of the filing of the certificate of merger or consolidation and stated therein); and

(vii) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the Board of Directors.

(viii) If the Board of Directors shall determine to consent to the conversion, the Board of Directors may approve and adopt a Plan of Conversion containing such terms and conditions that the Board of Directors determines to be necessary or appropriate.

Section 10.3 Approval by Members of Merger or Consolidation.

(a) Except as provided in Section 10.3(d), the Board of Directors, upon its approval of the Merger Agreement or Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of the Members, whether at a special meeting or by written consent, in either case in accordance with the requirements of Section 3.5. A copy or a summary of the Merger Agreement or the Plan of Conversion, as applicable, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Section 10.3(d), the Merger Agreement or the Plan of Conversion, as applicable, shall be approved upon receiving the affirmative vote or consent of the holders of a majority of the Units.

(c) Except as provided in Section 10.3(d), after such approval by vote or consent of the Members, and at any time prior to the filing of the certificate of merger or a certificate of conversion pursuant to Section 10.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.

(d) Notwithstanding anything else contained in this Article X or in this Agreement, the Board of Directors is permitted without Member approval, to convert the Company into a new limited liability entity, to merge the Company into, or convey all of the Company’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Company if (i) the Board of Directors has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Member or cause the Company or ETE to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Company into another limited liability entity and (iii) the governing instruments of the new entity provide the Members and the Board of Directors with the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article X or in this Agreement, the Board of Directors is permitted, without Member approval, to merge, consolidate or convert the Company with or into another entity if (A) the Board of Directors has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Member or cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 11.4, (C) the Company is the Surviving Business Entity in such merger or consolidation and (D) the Membership Interests outstanding immediately prior to the effective date of the merger or consolidation are to be identical Membership Interests of the Company after the effective date of the merger or consolidation.

Section 10.4 Certificate of Merger or Conversion.

(a) Upon the required approval, if any, by the Board of Directors and the Members of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

(b) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(c) At the effective time of the certificate of conversion:

(i) the Company shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii) all rights, title, and interests to all real estate and other property owned by the Company shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Company shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Company in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v) a proceeding pending by or against the Company or by or against any of Members in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior members without any need for substitution of parties; and

(vi) the Membership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the Plan of Conversion or certificate of conversion shall be so converted, and Members shall be entitled only to the rights provided in the Plan of Conversion or certificate of conversion.

A merger, consolidation or conversion effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile or other electronic transmission and a notice, request or consent given under this Agreement is effective on receipt by the Person to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to a Member must be sent to or made at the addresses given for that Member as that Member may specify by notice to the other Members. Any notice, request or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by Applicable Law, the Organizational Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Whenever any notice is required to be given by Law, the Organizational Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 11.2 Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the Members and their respective Affiliates relating to the subject matter hereof and supersedes all prior contracts or agreements with respect to such subject matter, whether oral or written.

Section 11.3 Effect of Waiver or Consent. Except as provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Except as provided in this Agreement, failure on the part of a Person to complain of any act of any Person or to declare any

Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 11.4 Amendment or Restatement. This Agreement may be amended or restated only by a written instrument executed by all Members; provided, however, that notwithstanding anything to the contrary contained in this Agreement, each Member agrees that the Board of Directors, without the approval of any Member, may amend any provision of the Certificate of Formation and this Agreement, and may authorize any Officer to execute, swear to, acknowledge, deliver, file and record any such amendment and whatever documents may be required in connection therewith, to reflect any change that does not require consent or approval (or for which such consent or approval has been obtained) under this Agreement or does not materially adversely affect the rights of the Members; provided, further, that any amendment to Section 2.4 of this Agreement shall be deemed to materially affect the Members.

Section 11.5 Binding Effect. This Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.

Section 11.6 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and (a) any provision of the Organizational Certificate, or (b) any mandatory, non-waivable provision of the Act, such provision of the Organizational Certificate or the Act shall control. If any provision of the Act provides that it may be varied or superseded in the limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by Law, and (b) the Members or Directors (as the case may be) shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

Section 11.7 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 11.8 Offset. Whenever the Company is to pay any sum to any Member, any amounts that a Member owes the Company may be deducted from that sum before payment.

Section 11.9 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the Members have executed this Agreement as the sole member as of the date first set forth above.

COMPANY:

LE GP, LLC

By:
	Name:	John W. McReynolds
	Title:	President

MEMBERS:

RAY C. DAVIS

KELCY L. WARREN

NATURAL GAS PARTNERS VI, L.P.

By:	G.F.W. Energy VI, L.P.,
its general partner

	By:	GFW VI, L.L.C.,
its general partner

By:
An Authorized Member